Exhibit 23.2


                               [KPMG LETTERHEAD]


                         Independent Auditors' Consent


The Board of Directors
SmarTire Systems Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-107904, 333-107903, 333-93021, 333-67751, 333-80923 and 333-55810) on
Form S-8 of SmarTire Systems Inc. of our report dated September 10, 2004 except for note 16 which is as of October 5, 2004, with respect to the consolidated balance sheets of SmarTire Systems Inc. as of July 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended July 31, 2004, which report appears in the July 31, 2004, annual report on Form 10-KSB of SmarTire Systems Inc. Our report dated September 10, 2004, except for Note 16 which is of October 5, 2004, includes additional comments for U.S. readers on Canada - U.S. reporting differences that states that the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


KPMG LLP [signed]

Chartered Accountants

Vancouver, Canada
October 29, 2004